Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports Third Quarter 2005 Financial Results
Results in Line with Expectations
AUSTIN, TX, November 9, 2005 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter ended September 30, 2005, reporting progress during the period in its research and development and clinical trial programs and an alliance with Colgate-Palmolive Co.
In November 2005, Introgen formed an alliance with Colgate-Palmolive Co. to develop and potentially market oral healthcare products. Introgen received $20 million from the sale of common stock to Colgate-Palmolive, which increased Introgen’s cash balance to approximately $40 million.
Introgen reported a net loss of $6.1 million, or $0.18 per share, for the quarter ended September 30, 2005. These results compare to a net loss of $7.1 million, or $0.23 per share, for the previous quarter ended June 30, 2005 and a net loss of $7.0 million, or $0.26 per share, for the comparable prior year quarter ended September 30, 2004.
During the quarter ended September 30, 2005, Introgen used cash, cash equivalents and short-term investments of $5.1 million to conduct its operations and used $3.0 million for an equity investment in SR Pharma plc. Introgen’s cash, cash equivalents, marketable securities and short-term investments, were $22.6 million at September 30, 2005. Revenue was $398,000 for the quarter ended September 30, 2005, compared to revenue of $336,000 for the quarter ended June 30, 2005 and $209,000 for the quarter ended September 30, 2004. Operating expenses were $6.7 million for the quarter ended September 30, 2005, compared to $7.7 million for the quarter ended June 30, 2005 and $7.4 million for the quarter ended September 30, 2004.
For the nine months ended September 30, 2005, Introgen reported a net loss of $19.4 million, or $0.61 per share, compared to a net loss for the nine months ended September 30, 2004 of $20.0 million, or $0.75 per share. Revenue for the nine months ended September 30, 2005 was $1.2 million, compared to revenue for the nine months ended September 30, 2004 of $592,000. Operating expenses were $21.5 million for the nine months ended September 30, 2005 compared to $21.3 million for the nine months ended September 30, 2004.
Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. eastern time today. Interested parties can access a live Internet broadcast at www.introgen.com. The call may also be accessed by dialing 1-877-616-4476 or 1-706-679-7372. For those unable to listen to the broadcast the call will be archived at Introgen’s Website in the Investor Relations section.

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases and Introgen’s financial performance and the future success of Introgen’s alliance with Colgate-Palmolive Co. to potentially market oral healthcare products. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	SEPTEMBER 30,	DECEMBER 31,
	2005	2004
	(Unaudited)

	(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	18,606	38,180

MARKETABLE SECURITIES	4,023	—

OTHER CURRENT ASSETS	338	659

PROPERTY AND EQUIPMENT, NET	6,565	7,277

GRANT RIGHTS ACQUIRED	870	1,582

OTHER ASSETS	334	359

TOTAL ASSETS	$30,736	$48,057

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,524	$6,858

NOTES PAYABLE, NET OF CURRENT PORTION	7,946	7,901

OTHER LONG TERM LIABILITIES	1,336	1,132

TOTAL LIABILITIES	15,806	15,891

TOTAL STOCKHOLDERS’ EQUITY	14,930	32,166

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,736	$48,057

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004	2005	2004
	(Thousands except per share information.)

CONTRACT SERVICES, GRANT AND OTHER REVENUE	$398	$209	$1,243	$592

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	5,090	5,734	16,029	15,977
GENERAL AND ADMINISTRATIVE	1,657	1,710	5,473	5,302

TOTAL OPERATING EXPENSES	6,747	7,444	21,502	21,279

LOSS FROM OPERATIONS	(6,349)	(7,235)	(20,259)	(20,687)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	285	214	903	668

NET (LOSS)	($6,064)	($7,021)	($19,356)	($20,019)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.18)	($0.26)	($0.61)	($0.75)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	33,394	26,703	31,782	26,626